Exhibit 99.2

Press Release	Source: Global ePoint, Inc.

Global ePoint Announces 2005 Financial Results

Monday April 3, 5:26 pm ET

Sales Increase 55%

Company Sees Strong Growth in 2006

CITY OF INDUSTRY, Calif.—(BUSINESS WIRE)—April 3, 2006—Global ePoint, Inc. (the “Company”) (Nasdaq: GEPT - News), a leading manufacturer of security technologies for the aviation, law enforcement, commercial and industrial markets, announced today results for its 2005 fiscal year ended December 31, 2005. The Company reported revenue of $32.7 million, an increase of 55% compared to revenue of $21.1 in fiscal 2004. The increased revenue was a result of higher sales in each of the Company’s Contract Manufacturing Division and Aviation Division.

Global ePoint had a net loss from operations of $(7.2) million compared to a net loss from operations of $(5.1) million in the year-earlier period. The Company reported a net loss applicable to common stockholders of $9.9 million, or $(0.75) per share, compared to a net loss applicable to common stockholders of $6.7 million, or $(0.61) per share in fiscal 2004. The net loss in each year includes a non-cash preferred dividend of $2.7 and $1.6 million in 2005 and 2004, respectively. The larger loss was due to increased investments in the Company’s Digital Technology and AirWorks Aviation Divisions, and higher costs associated with being a public company.

“Many of the exciting initiatives we began in 2005 are expected to result in strong revenue growth this year,” said Toresa Lou, Global ePoint’s Chief Executive Officer. “The recently announced agreement to acquire Tops Digital Security, and new products and marketing initiatives are expected to drive growth in our Digital Technology Division. The opportunities in our AirWorks Division remain substantial, as legislation from the Federal Aviation Administration (FAA) and similar regulatory agencies worldwide is expected to act as a catalyst for airlines to place orders for our Cockpit Door Surveillance Systems (CDSS). We believe 2006 will be a year characterized by strong growth and profitability by year end.”

Global ePoint’s Aviation Division ended fiscal 2005 with a backlog of $10.7 million, primarily due to the modification and retrofit services for a Latin American airline, which placed a $12.2 million order last year. The Company had expected to deliver a substantial amount of In-flight Entertainment equipment under the order in the fourth quarter of 2005, however, due to certification delays by the FAA, the Company was unable to deliver the equipment. The Company is working with the FAA to complete the necessary certifications and expects to finish the project in 2006. Recently, Global ePoint received some of the required certifications, allowing deliveries to begin.

“While many customers have deferred placing orders for our CDSS until the FAA mandate occurs, we believe the Company is well positioned to take advantage of the market opportunities that will be presented when the FAA and the European aviation regulatory authorities mandate flight deck door surveillance systems, which are expected to significantly increase sales of our CDSS,” said Ricky Frick, President of Global ePoint’s AirWorks Division. “The FAA has issued a Notice of Proposed Rule Making (NPRM) which, if enacted, would mandate flight deck door surveillance systems for all commercial passenger aircraft operating in the US. The comment period on this NPRM closed on November 21, 2005, and we believe a final rule could be adopted in 2006 requiring flight deck door surveillance systems on all commercial aircraft. Since AirWorks holds Supplemental Type Certificates for a majority of Airbus and Boeing Model aircraft flying within the United States from the Federal Aviation Administration and the CDSS is already fully approved on most Boeing and Airbus Aircraft by the FAA, we believe we are uniquely positioned to benefit from this approval.”

The FAA estimates that the market for flight deck door surveillance systems is $185 million in the United States and the Company believes that the international market is larger than that for the United States. The agency identified Global ePoint as one of the few vendors with products currently certified by the FAA. The Company believes that its product has several key advantages over competing systems, including the only system to have its display screen in front of the pilot, and a rapid installation schedule that generally avoids revenue loss for the airline. Global ePoint has already captured a majority share of the market in Germany and England.

While sales have been flat in the Company’s Digital Technology Division, the Company believes that increased investments in sales and marketing in 2006 will drive growth of its digital video surveillance products. Sales have recently increased for Sequent, its mobile system offering for police cars as a result of a growing installed base and customer referrals.

Last week, the Company entered into an agreement to acquire the assets, including intellectual property and customer base, of Tops Digital Security (Tops), a privately held total solutions provider of large enterprise video surveillance systems that are designed primarily for high quality video capture and central monitoring security operations in the high-end commercial, industrial, and government electronic security markets. The Tops solution has proprietary video surveillance technology that efficiently integrates the ability to capture high quality video while maintaining a secure and fast system for recording, monitoring, managing, and archiving video surveillance. The Company’s target markets include museums, casino gaming and government installations. Tops anticipates it will generate approximately $8 million in revenue during the next twelve months. Our Perpetual Digital products should gain momentum because of new product offerings and a stronger newly recruited sales force.

Business Outlook

The Company expects 2006 full-year revenue of $50-60 million and profitability. The Digital Division, led by Tops, is expected to generate approximately $10 million in revenue. The Company’s Airworks Division should generate $20 to $22 million in revenue, excluding the effect of an FAA mandate for flight deck door surveillance systems. In addition, wire harness contracts from major U.S. based airlines should result in about $3 to $5 million in revenue.

Mexico has already mandated that all commercial aircraft implement flight deck door surveillance systems to comply with its regulations. AirWorks is the only company that has so far received validation of Supplemental Type Certificates from the Mexican aviation authorities. The Company has been contacting various Mexican airlines in anticipation of the authorities starting enforcement of the mandate. In addition, it is expected that other countries will issue flight deck door surveillance system mandates very shortly.

The Company plans to file its Annual Report on Form 10-KSB on or before April 14, 2006.

About Global ePoint

Global ePoint designs, manufactures, sells and distributes digital video surveillance systems for the law enforcement, military, aviation and homeland security markets. On the cutting edge of digital technology, Global ePoint is developing new compression technologies and next-generation, secure network digital video systems and servers for a wide range of new markets, concentrating primarily on security and homeland defense applications. The Company also manufactures customized computing systems for industrial, business and consumer markets, as well as other specialized electronic products and systems. Complete vertical integration — from design and manufacturing to sales and distribution — allows the Company to capture efficiencies and maintain cost advantages in these growing markets, particularly homeland security. For more information, please visit www.globalepoint.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the Company’s anticipated future revenues and profitability, statements about expected government regulatory actions, whether the Company gains traction in surveillance markets, whether its markets will become growth catalysts for Global ePoint and whether Tops achieves its target of generating $8 million in revenue over the next 12 months. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, potential delays in the enactment of government regulations, such as FAA mandates concerning flight deck door surveillance systems, or changes in anticipated regulations, or financial distress in the airline industry, all of which could negatively impact the Company’s sales to the airline industry, Global ePoint’s success in capturing market share in these markets. For a discussion of these and other factors that may cause actual events or results to differ from those projected, please refer to the Company’s most recent annual report on Form 10-KSB and quarterly reports on Form 10-QSB, as well as other subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Contact:

Global ePoint, Inc.

John Price, 909-839-1700

jprice@globalepoint.com

or

CEOcast, Inc. for Global ePoint

Andrew Hellman, 212-732-4300

Source: Global ePoint, Inc.